CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Pre-Effective Amendment No. 2 to the Registration Statement (Form N-1A No. 333-226449).

We also consent to the incorporation of our report dated October 15, 2018 with respect to the financial statements of the Cushing Energy & MLP ETF, Cushing Transportation & MLP ETF, Cushing Utility & MLP ETF, and Cushing Energy Supply Chain & MLP as of September 25, 2018 included in the Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
November 28, 2018